Exhibit 99

For further information, contact:
Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, WI 53154-1402
(414) 570-4000
www.midwestairlines.com
Traded:  NYSE-MEH

Media Inquiries, Carol Skornicka
(414) 570-3980 or cskornic@midwestairlines.com
Analyst/Investor Inquiries, Dennis O'Reilly
(414) 570-3954 or doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
August 22, 2003


                       MIDWEST EXPRESS HOLDINGS FINALIZES
                     LABOR AND AIRCRAFT FINANCING AGREEMENTS

Milwaukee, Wisconsin, August 22, 2003 -- Midwest Express Holdings, Inc., (NYSE: MEH) said today that labor and aircraft financing restructuring agreements with its unions and aircraft lessors and lenders have been fully documented and finalized on terms that the company had anticipated. Tentative agreements had been reached in mid-July. The company expects these restructuring measures to reduce costs by approximately $20 million annually going forward.

The restructuring documents include amendments to collective bargaining agreements with the company's three unions -- the Midwest Association of Flight Attendants, Midwest Air Line Pilots Associations and Skyway Air Line Pilots Association. An all-employee stock option plan and income sharing program are also part of the restructuring documents. Employee-related cost savings will be generated primarily by productivity improvements across the company and work rule changes, which will be implemented during the coming months.

In addition, amendments to aircraft financing agreements were finalized with the aircraft lessors and lenders participating in the restructuring effort. These agreements reduced aircraft lease rates to current market conditions and restructured certain short-term debt to long-term. In connection with the renegotiation of the aircraft finance agreements, U.S. Bancorp Equipment Finance, Inc. dropped the litigation that it had brought against the company relating to a lease involving two aircraft.

"We are gratified by the cooperation of our employees, lessors and lenders," said Timothy E. Hoeksema, chairman and chief executive officer. "I want to recognize our employees for their important contributions to our restructuring effort. I also want to express our appreciation for the extraordinary effort made by our represented employees and their leadership not only to reach agreement, but to document the agreements as quickly as possible to enable our company to begin the savings." Hoeksema additionally expressed his gratitude to his leadership team for their tireless efforts in bringing the restructuring to a successful conclusion.

The negotiation of these agreements enabled the company to avert the necessity of filing for reorganization under Chapter 11 of the Bankruptcy Code. Outlining the next step for the company, Robert S. Bahlman, Midwest's chief financial officer, noted, "Now we are in a better position to secure additional financing to complete our restructuring program."

Midwest Express Holdings, Inc. is the holding company for Midwest Airlines, which features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. -- its wholly owned subsidiary -- operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.